Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 26 DATED MARCH 3, 2026
TO THE PROSPECTUS DATED APRIL 17, 2025

This document supplements, and should be read in conjunction with, our prospectus dated April 17, 2025, as supplemented by Supplement No. 1 dated May 1, 2025, Supplement No. 2 dated May 16, 2025, Supplement No. 3 dated May 19, 2025, Supplement No. 4 dated June 4, 2025, Supplement No. 5 dated June 16, 2025, Supplement No. 6 dated July 1, 2025, Supplement No. 7 dated July 18, 2025, Supplement No. 8 dated August 1, 2025, Supplement No. 9 dated August 18, 2025, Supplement No. 10 dated August 22, 2025, supplement No. 11 dated September 2, 2025, Supplement No. 12 dated September 5, 2025, Supplement No. 13 dated September 17, 2025, Supplement No. 14 dated October 1, 2025, Supplement No. 15 dated October 20, 2025, Supplement No. 16 dated November 3, 2025, Supplement No. 17 dated November 14, 2025, Supplement No. 18 dated November 18, 2025 , Supplement No. 19 dated December 1, 2025, Supplement No. 20 dated December 17, 2025, Supplement No. 21 dated December 23, 2025, Supplement No. 22 dated January 2, 2026, Supplement No. 23 dated January 16, 2026, Supplement No. 24 dated February 2, 2026 and Supplement No. 25 dated February 13, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of February 2026;
•an update on our share redemption plan activity; and
•an investment by our advisor's affiliate.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of February 2026. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
February 2, 2026	$12.98	$13.08	$13.11	$13.11	$12.98	$12.91	$13.00
February 3, 2026	$12.92	$13.01	$13.05	$13.04	$12.91	$12.85	$12.92
February 4, 2026	$12.92	$13.02	$13.05	$13.04	$12.91	$12.85	$12.93
February 5, 2026	$12.92	$13.02	$13.06	$13.04	$12.91	$12.86	$12.93
February 6, 2026	$12.93	$13.02	$13.06	$13.05	$12.92	$12.86	$12.93
February 9, 2026	$12.94	$13.03	$13.07	$13.06	$12.93	$12.87	$12.94
February 10, 2026	$12.94	$13.03	$13.07	$13.06	$12.93	$12.87	$12.94
February 11, 2026	$12.94	$13.04	$13.07	$13.06	$12.93	$12.87	$12.95
February 12, 2026	$13.02	$13.12	$13.15	$13.15	$13.02	$12.96	$13.03
February 13, 2026	$13.02	$13.12	$13.15	$13.15	$13.02	$12.96	$13.03
February 17, 2026	$13.03	$13.13	$13.16	$13.16	$13.03	$12.97	$13.04
February 18, 2026	$13.03	$13.13	$13.16	$13.16	$13.03	$12.97	$13.04
February 19, 2026	$13.04	$13.13	$13.17	$13.16	$13.03	$12.97	$13.05
February 20, 2026	$13.04	$13.13	$13.17	$13.16	$13.04	$12.97	$13.05
February 23, 2026	$13.04	$13.14	$13.17	$13.17	$13.04	$12.98	$13.06
February 24, 2026	$13.05	$13.14	$13.18	$13.17	$13.05	$12.98	$13.06
February 25, 2026	$13.05	$13.15	$13.18	$13.18	$13.05	$12.98	$13.06

February 26, 2026	$13.05	$13.15	$13.19	$13.18	$13.05	$12.99	$13.07
February 27, 2026	$13.06	$13.16	$13.21	$13.19	$13.06	$13.00	$13.08

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of February 2026, we redeemed shares for a total of approximately $3,194,409 pursuant to our share redemption plan, representing approximately 1.6% of our combined NAV calculated as of the last calendar day of the prior quarter. As the total requested was below the 2% monthly limit, then per the terms of our share redemption plan, we honored 100% of all redemption requests received.

Investment by Our Advisor's Affiliate

On February 25, 2026 (the “Effective Date”), we entered into a subscription agreement with RREEF Fund Holding LLC, a Delaware limited liability company and an affiliate of our advisor (the “Investor”), whereby the Investor purchased for cash on the Effective Date $15,000,000 in shares of our unregistered Class Z common stock, par value of $0.01 per share (the “Shares”), at a price per share equal to the net asset value per share of our Class Z common stock calculated as of the close of business on the Effective Date. The Shares are subject to the provisions of our share redemption plan pari passu with our other stockholders. The offer and sale of the Shares is exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) because it was not part of any public offering.